Exhibit 10.15

DEVELOPMENT AND CLINICAL SUPPLIES AGREEMENT*

This Development and Clinical Supplies Agreement (the “Agreement”) is entered into as of the 19th day of June 2009 (“Effective Date”) by and among:

1.                                       3M COMPANY (“3M”) and 3M INNOVATIVE PROPERTIES COMPANY (“3M IPC”) with its principal address as 3M Center, St. Paul, MN 55144 USA; and

2.                                       Radius Health Inc. with its principle address at 300 Technology Square, Cambridge, MA  02139 (“RADIUS”).

WHEREAS

1.                                       3M, through its Drug Delivery Systems Division, has developed expertise and has rights in technology relating to drug delivery, including a proprietary microstructured transdermal system (“MTS”) for delivering drugs into and through the skin;

2.                                       RADIUS has experience and expertise in the research, development and commercialization of pharmaceutical products, including expertise in their proprietary compound BA058 (“Compound”);

3.                                       3M and RADIUS have entered a Feasibility Agreement for the development of BA058 coated MTS product (“Product”) on December 5, 2008 (the “Feasibility Agreement”) and are nearing conclusion of work under that agreement;

4.                                       3M and RADIUS wish to continue the Product development activities and to have 3M provide clinical and toxicology supplies to RADIUS suitable for preclinical, phase I and phase II studies.  If successful, RADIUS or its sublicensee may wish to further develop and commercialize the Product and 3M may wish to further develop and manufacture such Product for RADIUS or its sublicensee.

IT IS AGREED as follows:

1.                                      DEFINITIONS

1.1                                                                     “Affiliate” shall mean any company, firm or other entity controlling, under common control with or controlled by the relevant entity by

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

ownership, direct or indirect, of more than fifty percent (50%) of the shares of outstanding capital stock thereof.  For the purpose of this Agreement, the terms “3M” and “Radius” shall include each Affiliate.

1.2                                                                     “Information” shall mean all written information relating to Compound, MTS, components, formulations, Product, Workplan and business plans, including but not limited to data; know-how; technical and non-technical materials; and compound and formulation samples, test results and specifications, which either Party shall deliver to the other pursuant to this Agreement or produced during performance of the work hereunder, stamped “Confidential” and all oral material which each Party declares to be “confidential” and confirms in writing within [*] ([*]) days of disclosure.

1.3                                                                     “Invention” shall mean all discoveries, inventions, ideas, data, know-how whether patentable or not arising during and out of the Program under this Agreement.

1.4                                                                  “Program” shall mean a development and clinical supplies  program comprised of work conducted pursuant to a Workplan as amended in writing from time to time in accordance with the terms of this Agreement.

1.5                                                                  “Workplan” (an example is attached hereto as Exhibit A) shall mean a reasonably detailed definition of the scope of work to be performed, timeline and deliverables in connection with the Program.

2.                                      SCOPE and CONDUCT OF WORK:

2.1                                                              3M and RADIUS shall use reasonable commercial efforts to carry out their obligations in respect of the work described in the Workplan in a timely and effective manner making available those of their respective personnel necessary to perform the Workplan.  The Workplan is staged in a series of go/no go decision points.

2.2                                                              3M will carry out agreed development activities relating to the MTS array, coating, and applicator in conjunction with Compound as detailed in the Workplan.  3M will develop formulations as detailed in the Workplan.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

2.3                                                              Any material change in the Workplan requiring more than a [*]% increase in the estimated cost to Radius specified in Exhibit C for any phase of the Workplan (having reference to the upper bound of the estimated cost for such phase) shall be agreed between the Parties in writing in the form of a change order, the form of which is attached hereto as Exhibit B (a “Change Order”) via the change order process provided in Section 2.4.

2.4                                                              If Radius elects to make changes to the subject matter or scope of any Program, Radius will provide 3M with the information set forth in Exhibit B (“Change Order Form”), and, within [*] business days, the Parties will in good faith negotiate any change to the Workplan including timelines or budget.  Neither Radius nor 3M will have any obligation to implement changes or recognize suggested changes unless and until a revised Change Order Form and amended Workplan is agreed and executed by the Parties.

2.5                                                              3M and Radius recognize that there is no certainty as to the outcome of any Workplan, and neither makes any warranties to the other regarding technical success, commercial success, or noninfringement of resulting Product.  Furthermore, neither Radius nor 3M has any obligation under this Agreement to proceed beyond the Workplan.

3.                                      MANAGEMENT OF PROGRAM

3.1                                                              In order to have appropriate coordination between the parties in the course of the implementation of the Workplan, each party agrees to (i) appoint a technical project leader, (ii) appoint a commercialization manager, (iii) set up a joint technical team for product development management, comprising appropriate membership from 3M and RADIUS.

3.2                                                              The commercialization managers shall be in charge of the daily and regular communication between the parties with respect to the implementation of the Workplan. The technical project leaders shall be in charge of overseeing the implementation of the Workplan. The Joint Technical Team shall provide general guidance to the parties with respect to the implementation of the Workplan, manage all issues that may occur in connection with the Workplan, and define timelines and budget .

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

3.3                                                              The parties will keep each other informed of their progress and provide written minutes following each meeting summarizing the results of work completed.

3.4                                                         Radius will supply to 3M such technical, scientific, and other information concerning the Compound and the Program as 3M shall reasonably require from time to time in order to complete the Workplan.

3.5                                                              Radius agrees to liaise with 3M during the course of the Program and to deal promptly within [*] business days with any reasonable requests for information or further instructions in connection with the Program.

4.                                      SUPPLY OF COMPOUND AND COMPONENTS

4.1                                                              Radius shall supply 3M (i) free of charge with sufficient quantities of the Compound to enable 3M to conduct the Program as set forth in the Workplan and (ii) a certificate of analysis for the Compound.  Any Compound unused by 3M for its Workplan activities at the termination of the Program shall be returned upon request to Radius.

4.2                                                              Radius shall promptly provide 3M with all information in or coming into its possession concerning the Compound that 3M will reasonably require for the safe handling, storage, testing, use and transport thereof.

4.3                                                              3M shall supply excipients, MTS and any other agreed upon materials or components required to complete its activities under the Workplan.

5.                                      CLINICAL STUDIES AND TOXICOLOGY STUDIES

5.1                                                              RADIUS shall at its own expense be responsible for any clinical studies and/or toxicology studies and all contact with any regulatory authority concerning the Product.

5.2                                                              RADIUS understands and acknowledges that it will have sole responsibility for the safe handling, storage, testing, use and transport of Product in preclinical and clinical studies.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

5.3                                                              3M will provide a non-confidential data package with the CMC section of regulatory submissions in support of RADIUS’ regulatory filings.  If needed, 3M will provide for regulatory review by right of reference to Drug Master Files.

5.4                                                              At RADIUS’ request and expense, and with reasonable advance notice, 3M will attend and participate in meetings with the FDA or other regulatory authorities regarding Product.

5.5                                                              3M will also provide RADIUS any other relevant information required for regulatory filings (e.g. preclinical data, local tolerance of materials, etc.)

5.6                                                              3M will manufacture and release preclinical and clinical supplies under the Workplan meeting agreed upon specifications and in compliance with current Good Manufacturing Practices (“cGMPs”) and/or current Good Laboratory Practices (“cGLPs”).

6.                                      PAYMENTS

6.1                                                              Radius shall pay 3M at a rate of [*] Dollars ($[*]) per hour for work carried out in connection with the Workplan.  The estimated costs for the Workplan are listed on Exhibit C.  Both Parties acknowledge that the costs are estimates and 3M shall make reasonable efforts to stay within the estimates.  If during the program 3M anticipates that the estimated cost of the program will exceed [*]% of the costs listed in Exhibit C (i.e., exceed the upper bound of the estimated cost for any phase of the Workplan), the Parties shall meet to determine what if any adjustments in the Workplan and/or estimates should be made.  3M shall have the right to increase the hourly rate [*] per calendar year in an amount equal to the increase in the Employment Cost Index (“ECI”) over the previous calendar year upon [*] ([*]) days’ written notice to RADIUS with the first such notice delivered not earlier than January 31, 2010.

6.2                                                              RADIUS shall also reimburse 3M for its reasonable, and documented  incidental costs incurred pursuant to the Workplan including but not limited to travel and 3M’s out-of-pocket costs.

6.3                                                              Payments by Radius shall be net [*] ([*]) days from receipt of invoice with interest accruing at [*]% per month for late payments.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

6.4                                                              RADIUS shall pay the above considerations by a wire transfer to a bank account designated by 3M.

Name of the bank:  JP Morgan Chase

Address:  1 Chase Manhattan Plaza

New York, NY  10081

ABA:  [*]

Beneficiary:  [*]

The Name of the Account Holder:  3M Company

Swift Address:  [*]

7.                                      INTELLECTUAL PROPERTY

7.1                                                              Except as necessary to conduct the work under this Agreement, neither 3M, 3M IPC, nor RADIUS grant any right or license under any patent rights or other intellectual property rights conceived prior to effective date of this Agreement.  It is, however, understood that the licenses previously granted by each party to the other party(ies) under the Feasibility Agreement shall remain in effect with respect to any rights in inventions, patents or data developed pursuant to the Feasibility Agreement in the event and to the extent such inventions, patents or data are necessary or useful to the performance of the activities contemplated by this Agreement (and subject to the provisions of this Section 7) treating such inventions, patents and data as if they were developed during and out of the work performed under this Agreement from and after the Effective Date.

7.2                                                              Except as otherwise provided below, any inventions conceived during and out of the work performed under this Agreement, and patents and applications filed thereon (“Program Patents”), shall be owned according to U.S. law as follows: those conceived solely by employees or agents of one party shall be owned by that party; those conceived jointly by an employee or agent of 3M and an employee or agent of Radius shall be owned jointly by 3M and Radius and will be considered Confidential Information of both parties with each joint owner having the right, subject to this Agreement, to practice, license, and transfer its undivided rights in such joint inventions without permission of or accounting to the other(s)) under the conditions provided for in this Agreement; provided that it is

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

expressly understood and agreed that other than to conduct the work contemplated by this Agreement, (a) 3M shall have no right to use jointly owned inventions or jointly owned Program Patents in conjunction with the Compound or any prescription pharmaceutical product that includes, as an active ingredient, any compound, other than the Compound, which is a PTH related protein, analogue or derivative but specifically excluding PTH itself or any analogue or derivative, and (b) RADIUS shall have no right to use jointly owned inventions or jointly owned Program Patents in conjunction with MTS.  Information and data developed during and resulting from the work under this Agreement (“Program Data”), solely by employees or agents of one party shall be owned by that party; those data developed jointly during and resulting from the work under this Agreement by an employee or agent of 3M and an employee or agent of Radius shall be owned jointly by 3M and Radius (and each joint owner shall have the right to practice, license, and transfer its undivided rights in such jointly owned Program Data without permission of or accounting to the other(s)) under the conditions provided for in this Agreement; provided that it is expressly understood and agreed that other than to conduct the work contemplated by this Agreement, (i) 3M shall have no right to use jointly owned Program Data in conjunction with the Compound or any prescription pharmaceutical product that includes, as an active ingredient, any compound, other than the Compound, which is a PTH related protein, analogue or derivative but specifically excluding PTH itself or any analogue or derivative, and (ii) RADIUS shall have no right to use jointly owned Program Data in conjunction with MTS.

7.3                                                              Notwithstanding the foregoing provisions of this Section 7, Program Patents and Program Data directly relating to the Compound, an improved Compound, or method of making or using Compound, regardless of inventorship, shall be owned by Radius; and Program Patents and Program Data directly relating to MTS devices (including manufacturing, coating, or uses thereof), regardless of inventorship, shall be owned by 3M.

7.4                                                              3M, 3M IPC and RADIUS grant each other a worldwide, perpetual, royalty-free, nonexclusive license under Program Data and Program Patents concerning or covering formulations of Compound solely for purposes of conducting the work contemplated by this Agreement.  It is expressly understood and agreed that other than to conduct the work contemplated by this Agreement, (a) 3M shall have no right to use such Program Data or Program Patents that are licensed to it by Radius under this Section 7.4 in conjunction with the Compound or any prescription pharmaceutical product that includes, as an active ingredient, any compound, other than the Compound, which is a PTH related protein, analogue or derivative but specifically excluding PTH itself or any PTH analogue or derivative, and (b) RADIUS shall have no right to use such Program Data or Program Patents that are licensed to it by 3M or 3M IPC under this Section 7.4 in conjunction with MTS.

7.5                                                              The above licenses shall be transferable by 3M in connection with the sale of its MTS business or RADIUS in connection with sale of its pharmaceutical business, and sub licensable in relation to products developed, manufactured, or sold by 3M or RADIUS.

7.6                                                              Upon the termination of this Agreement, each party will, at its election, return or destroy any tangible materials embodying the technology owned by the other party.

7.7                                                              Each party shall promptly disclose to the other party(ies) any inventions to the extent related to the other party’s or parties’ materials or technology conceived during and out of the work under this Agreement, that might, under applicable law, be patentable or otherwise protectable.  Each party may prepare, file, prosecute, maintain, abandon, terminate, enforce, and otherwise handle solely owned patent rights at its sole discretion and expense.  Joint patent applications and patents may be prepared, filed, prosecuted, and maintained primarily by RADIUS at its expense if claiming an invention that is based primarily on the Compound and by 3M IPC at its expense if based primarily on the MTS devices, and if the invention being claimed is not clearly either of the foregoing, the parties will agree in good faith how best to handle the cost, preparation, filing, prosecution, maintenance, abandonment, or termination of such joint applications and patents.  Within [*] ([*]) days following the date of disclosure regarding the existence of particular jointly owned patents, the parties shall confer and mutually agree as to appropriate protection for such jointly owned patents, including an application, preparation, prosecution and maintenance strategy.  The parties shall use outside counsel reasonably acceptable to each party to execute the agreed upon protection strategy, which counsel shall be responsible to both RADIUS and 3M, and shall use reasonable efforts to solicit both RADIUS’ and 3M’s advice on material application, preparation, prosecution and maintenance matters related thereto.  If, within [*] ([*]) months of the date of disclosure regarding the existence of particular jointly owned

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

patent rights, the Parties have not reached mutual agreement on a protection strategy and outside counsel to execute the protection strategy, either party may initiate dispute resolution under Section 12.5.  All expenses incurred in obtaining and maintaining any patent on jointly owned patents shall be [*] ([*]% each), unless one party declines to share in such expenses, then in that event the other party may assume responsibility for the prosecution and maintenance thereof, at its sole expense, provided that:  (i) title to the patent remains in the names of both parties, and (ii) the non-paying party shall have an automatic, worldwide, royalty-free, nonexclusive license thereto.  If a party that proceeds to pursue patent prosecution or maintenance activities pursuant to the preceding sentence of this Section 7.7 subsequently declines to continue such prosecution and maintenance, then the other party may take over the prosecution and maintenance thereof, at its sole expense and subject to reimbursement of [*] ([*]%) of the expenses paid by the other party during the period when it was not funding its share of such activities, at which time such other party shall recapture all rights thereto.  It is understood and agreed that subject to compliance with this Section 7.7, the non-filing party shall consent to the disclosure of jointly owned Confidential Information concerning jointly owned Program Patents.

8.                                      CONFIDENTIALITY

8.1                                                         The Parties agree to use reasonable efforts to maintain Information disclosed by the other in confidence, including at least efforts fully commensurate with those to protect its own confidential information.  Neither Party will use the Information of the other Party except for the performance of the work described in the Program. Each Party will disclose the Information only to its officers and employees directly concerned with the Program to whom it is necessary or useful to disclose such Information, but will neither disclose the Information to any third party nor use the Information for any other purpose; provided that Radius may disclose the Information to third party collaborator(s) as necessary for purposes of establishing Radius’ satisfaction of development milestones with respect to the Compound if such collaborators are subject to a written confidentiality agreement no less restrictive than the terms of this Section 8.  Each Party acknowledges that, except for the rights expressly granted under this Agreement, it will not obtain any rights of any sort in or to the Information of the other Party as a result of such

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

disclosure and that any such rights must be the subject of separate written agreement(s).

8.2                                                             The disclosing Party may at any time notify the receiving Party in writing that such receiving Party must return to the disclosing Party the disclosing Party’s Information.  Each Party hereby agrees to, within [*] ([*]) days of such notification:  (i) return all documents and tangible items it or its employees or agents have received or created pursuant to this Agreement pertaining, referring or relating to the other Party’s Information; and (ii) return or certify (in a writing attested to by a duly authorized officer of such Party) destruction of all copies, summaries, modifications or adaptations that such Party or its employees or agents have made from the materials provided by the disclosing Party; provided, however, that a Party is permitted to retain one copy of such materials in its legal files to be used to verify compliance with its obligations hereunder.

8.3                                                             Neither Party will make any public announcement as to the execution of this Agreement or its terms without the prior written authorization of the other Party.  This shall not prevent a Party from such disclosures regarding the existence or terms of this Agreement to the extent required under applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange.  In such event, however, the disclosing Party shall use good faith efforts to notify and consult with the other Party prior to such disclosure and, where applicable, shall diligently seek confidential treatment to the extent such treatment is available under applicable securities laws, rules, or regulations.  In addition, each Party may provide a copy of this Agreement or disclose the terms of this Agreement (i) to any finance provider in conjunction with a financing transaction, if such finance provider agrees to keep this Agreement confidential, (ii) to enforce its rights under this Agreement, (iii) to any legal or financial advisor of such Party, or (iv) in response to a subpoena or other validly issued administrative or judicial process requesting disclosure of same; provided, the Party that receives such order or process provides prompt notice to the disclosing Party before making any disclosure (to the extent possible) and permits the disclosing Party to oppose or narrow such request for disclosure and supports any of disclosing Party’s reasonable efforts to oppose such request (at disclosing Party’s expense) and shall disclose the terms of this Agreement only in the event of a final judgment or administrative order requiring such disclosure, and only to the extent necessary to comply with such request.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

8.4                                                             The Parties’ obligation of nondisclosure and the limitations upon the right to use the other Party’s Information, samples and test results shall not apply to the extent that a recipient can demonstrate that the applicable Information:  (a)  was in its possession prior to the time of disclosure; or (b)  is or becomes public knowledge through no fault or omission of the receiving Party; or (c)  is obtained by the recipient from a third party under no obligation of confidentiality to the disclosing Party; or (d)  is independently developed by the receiving Party, as evidenced by the receiving Party’s written records, without access to the disclosing Party’s Information.  A receiving Party may also disclose Information if it is required to disclose the Information in response to a subpoena or other validly issued administrative or judicial process requesting disclosure of same, provided that such receiving Party will give the disclosing Party prompt notice of such request before making any disclosure (to the extent possible) and permit the disclosing Party to oppose or narrow such request for disclosure.  The disclosing Party may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement.  If such disclosing Party seeks a protective order or other remedy, the receiving Party will cooperate and support any of the disclosing Party’s reasonable efforts to oppose such request (at disclosing Party’s expense).  If such disclosing Party fails to obtain a protective order or waive compliance with the relevant provisions of this Agreement, the receiving Party will disclose only in the event of a final judgment or administrative order requiring such disclosure, and only to the extent necessary to comply with such request.

8.5                                                             The obligations with respect to maintaining confidentiality and non-use of Information under Section 8 shall survive the termination of this Agreement for a period of [*] ([*]) years with respect to the Workplan and Radius’ business information, but shall remain in effect for an indefinite period of time with respect to each Party’s technical information which the disclosing Party shall indicate to be a trade secret at the time of disclosure.  In this latter case the recipient Party shall keep this trade secret as confidential unless and until it ceases to be Confidential Information pursuant to items (a), (b), (c) or (d) of Section 8.4.  It is understood and agreed that nothing in this Agreement obligates any Party to disclose or receive any Confidential Information that is of a technical nature but that if a Party refuses to accept such Confidential Information and such Confidential Information is necessary to perform

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

the transactions contemplated by this Agreement then the disclosing Party may terminate this Agreement without any obligation to pay the costs set forth above.

9.                                      EXCLUSIVE RELATIONSHIP

9.1                                                              During the term of this Agreement the parties shall work exclusively with one another for Compound delivery by MTS.

9.2                                                              In the event that RADIUS elects to further develop the Product developed by 3M hereunder for commercialization, 3M shall have the exclusive right to further develop and manufacture Product for RADIUS and/or RADIUS licensees at a reasonable, good faith price, consistent with customary drug supply pricing and such other terms and conditions as are reasonable and customary in the commercial supply of pharmaceutical compounds.  Any such development and supply agreements shall be negotiated in good faith between the parties.  3M’s pricing for commercial supply of Product to RADIUS and/or RADIUS licensees will depend, among other things, on such factors as the components used, packaging, formulation, sales volume, and other costs that are not known at this time.  3M shall make its election with respect to further development and commercial manufacture/supply upon request by RADIUS at any time following completion of Phase I clinical testing of Product, and if 3M elects to further develop and manufacture/supply Product, 3M and RADIUS shall promptly negotiate in good faith the terms of a formal “Commercial Supply Agreement” within [[*]] months of the start of Phase II clinical testing.

9.3                                                              Neither RADIUS nor 3M has any obligation under this Agreement to proceed beyond the Workplan.

10.                               WARRANTIES, LIMITED REMEDY/LIMITIATION of LIABILITIES, and INDEMNIFICATION

10.1                                                        Each party warrants that it (i) has the right to enter into this Agreement; and (ii) it has no obligations to any other person or entity which are in conflict with its obligations under this Agreement.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

10.2                                                        RADIUS hereby represents and warrants that all Compound supplies shall at the time of delivery to 3M meet specifications agreed upon in writing by 3M and RADIUS.

10.3                                                        3M warrants to RADIUS that 3M will store and handle the Compound supplied by RADIUS as well as the Products in accordance with RADIUS instructions.

10.4                                                        3M warrants that it will manufacture any toxicology supplies of the Product in accordance with cGLPs or cGMPs and any clinical supplies of the Product in accordance with cGMPs, and that such Product will at the time of shipment meet any specifications agreed upon in writing by the parties, provided that RADIUS’ sole remedy for supply of defective Product shall be replacement of such Product, and 3M shall have no obligation to replace Product or indemnify RADIUS pursuant to this section for Product that does not meet the specifications because of RADIUS’ failure to supply Compound meeting the agreed specifications.

10.5                                                        EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 10, NEITHER PARTY GIVES ANY EXPRESS OR IMPLIED WARRANTY RELATED TO THIS AGREEMENT, THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT, OR ANY OTHER MATTER OR SUBJECT ARISING OUT OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF THIRD PARTY PATENT RIGHTS.

10.6                                                        3M shall indemnify, defend, and hold RADIUS harmless from and against any and all third party loss or liability for any and all judgments, claims, causes of action, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties or costs (including without limitation reasonable attorney’s fees, costs and disbursements) arising from any personal injury or alleged personal injury claim against Radius to the extent that such claim results from 3M’s breach of warranty, and, provided that 3M shall be liable only to the extent such breach resulted in the harm or injury for which RADIUS seeks indemnification.

10.7                                                        Except for the preceding indemnification provided by 3M for supplying Product that fails to meet specifications, RADIUS shall indemnify, defend, and hold 3M and 3M IPC harmless from and against any and all other third party loss or liability for any and all judgments, claims, causes of action, suits, proceedings, damages, demands, fees, expenses, fines, penalties and costs (including without limitation reasonable attorney’s fees, costs and disbursements) arising from RADIUS’ or its agent’s use, testing or clinical studies of Product.

10.8                                                        Both RADIUS and 3M are obligated to promptly notify the other party of any claim for which they intend to seek indemnification under the terms of this Agreement.  Failure to give notice shall not constitute a defense, in whole or in part, to any claim by any indemnified entity hereunder except to the extent the rights of the indemnitor are materially prejudiced by such failure to give notice.  If either party accepts the defense of and indemnification for a case without reserving the right to later seek contribution or indemnity from the tendering party, then the tendering party shall have no control over the defense of such case.  If either party accepts the defense of and indemnification for a case, but reserves the right to later seek indemnity or contribution from the tendering party, then the tendering party shall have the right to actively participate in the defense of the case with the non-tendering party and outside counsel, and any settlements shall require the consent of both parties. If a claim arises within the scope of an indemnity, the party seeking indemnity will fully cooperate in the defense of any such claim.

10.9                                                        If both parties desire to defend a case together, then the parties shall jointly control the defense of such case. If either party desires to defend a case with separate counsel, then each party shall be entitled to control its own legal defense of any claim; provided, however, that any party seeking indemnification or contribution shall in good faith consult with the other party regarding the defense strategy to be employed throughout the case, but only to the extent such consultation does not reveal matters that may be at issue between the party seeking indemnification and the other party.  A party seeking indemnification or contribution from the other party cannot settle a case without the consent of the other party.

10.10                                                  EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS SET FORTH ABOVE, AND NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES RELATED TO PRODUCT OR PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT REGARDLESS OF THE LEGAL THEORY ASSERTED INCLUDING, BUT NOT LIMITED TO, CONTRACT, FAULT, NEGLIGENCE OR STRICT LIABILITY.

11.                               TERM AND TERMINATION

11.1                                                        The Agreement shall remain in force for the earlier of (a) [*]  ([*]) years from the date of execution by the Parties or (b) completion of work and deliverables under the Workplan, after which time the Agreement shall expire.

11.2                                                        Either Party may terminate this Agreement in the event of a material breach of the Agreement by the other Party that the breaching Party has failed to cure within [*] ([*]) days of receipt of written notice from the non-breaching Party.  In the event of termination of this Agreement by 3M pursuant to this provision, Radius shall be obliged to pay 3M within [*] ([*]) days of termination any unpaid balance of the fees or expenses for work performed prior to termination.

11.3                                                        Radius may terminate without cause this Agreement upon [*] ([*]) days written notice to 3M.  Upon receiving notice of Radius’s intent to terminate, 3M shall make commercially reasonable efforts to stop all activities under any Workplan as soon as practicable.

11.4                                                        All charges and expenses owed to 3M prior to the effective date of termination shall become due and payable, and except in the event of termination due to 3M’s breach, Radius shall pay all charges and expenses reasonably incurred by 3M in winding down its activities at a rate of $[*] per hour during the [*] ([*]) day notice periods referred to above, provided that 3M shall act diligently to minimize all wind down costs, upon receipt of a termination notice. In the event of termination for any reason, the parties shall upon request provide the other party, if not in material breach, with any preliminary data (preclinical or clinical) and any unanalyzed samples available within [*] days of termination.

11.5                                                        In the event this Agreement expires or is terminated, the provisions of Sections 7, 8, 10, and paragraphs 12.1, 12.4, 12.5, 12.7 and 12.8 shall survive said expiration or termination in accordance with their terms.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

12.                               MISCELLANEOUS

12.1                                                        This Agreement contains the complete and entire agreement between the parties hereto, and supersedes any previous communications, representations, or agreements whether verbal or written relating to the subject matter hereof.

12.2                                                        No change, addition, waiver, amendment, or modification of any of the terms or conditions hereof shall be valid or binding on either party unless in writing and signed by authorized representatives of both parties.

12.3                                                        Neither Radius nor 3M shall be considered in default or be liable to the other Party for any delay in performance or non-performance caused by circumstances beyond the reasonable control of such Party, including but not limited to acts of God, explosion, fire, flood, earthquake, war whether declared or not, accident, labor strike or labor disturbances, sabotage, transportation strike or interference, order or decrees of any court or action of governmental authority or shortages in or an inability to procure materials; provided, however, that diligent efforts are made to resume performance as quickly as possible.

12.4                                                        The Parties consent to and this Agreement shall be construed under Delaware law, notwithstanding any choice of law provision to the contrary.   The failure to enforce any right or provision herein shall not constitute a waiver of that right or provision.  If any provisions herein are found to be unenforceable on the grounds that they are overly broad or in conflict with applicable laws, it is the intent of the Parties that such provisions be replaced, reformed, or narrowed so that their original business purpose can be accomplished to the extent permitted by law, and that the remaining provisions shall not in any way be affected or impaired thereby.  The rights and obligations of Radius and 3M which by intent or meaning have validity beyond such termination or expiration (including, but not limited to, rights with respect to confidentiality, intellectual property, and liability limitations) shall survive the termination or expiration of this Agreement or any Workplan.

12.5                                                        Any questions, claims, disputes or litigation arising from or related to the making, performance or alleged breach of this Agreement, or to any available remedies (a “dispute”), shall be governed by the laws of Delaware, without regard to conflicts of law principles, and shall be resolved as follows: (i) upon written notice of dispute (the “notice”), by in-person negotiation between senior business representatives of the parties who have authority to fully resolve the dispute; (ii) if within [*] days of the notice the dispute has not been fully resolved, the parties shall conduct a confidential mediation using a location, mediator, and rules acceptable to both parties (with the costs of mediation shared equally); (iii) if the dispute is not then resolved, and as a last resort only, either party may commence litigation.  Nothing herein shall preclude either party from taking whatever actions it deems necessary to prevent immediate, irreparable harm to its interests.

12.6                                                        This Agreement may not be assigned by either Party except by prior written consent of the other Party (not to be unreasonably withheld); provided that this Agreement may be assigned by 3M without the consent of Radius in connection with the sale of substantially all of 3M’s MTS drug delivery business (whether by merger, consolidation or sale of all or substantially all the assets relating to such business (including the grant of an exclusive license covering all or substantially all of the intellectual property rights of such business)); and this Agreement may be assigned by Radius without the consent of 3M in connection with the sale of substantially all of Radius’ business relating to the Compound (whether by merger, consolidation or sale of all or substantially all the assets relating to such business (including the grant of an exclusive license covering all or substantially all of the intellectual property rights of such business).

12.7                                                        Radius and 3M shall comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any government authority in handling or disposing of the Compound and formulations.

12.8                                                        Any notice or other communications sent or delivered hereunder shall be in writing and shall be effective if hand delivered or if sent by telex, express delivery service or certified or registered mail, postage prepaid.

If to Radius:	Radius Health, Inc.
300 Technology Square
Cambridge, MA 02139
Attention: Chief Executive Officer

If to 3M:	3M Drug Delivery Systems
3M Center Building 275-3E-10
St. Paul, MN 55144-1000

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attention: Division Vice President

With a copy to Legal Affairs at the above address

EXECUTED by the parties

For and on behalf of:

3M COMPANY

Signed:	/s/ James A. Vaughan	Dated:	June 23, 2009

Printed: James A. Vaughan		Title: 3M Drug Delivery System Division Vice- President

3M INNOVATIVE PROPERTIES COMPANY

Signed:	/s/ Robert W. Sprague	Dated:	June 23, 2009

Printed: Robert W. Sprague		Title: Secretary

RADIUS HEALTH, INC.

Signed:	/s/ B.N. Harvey	Dated:	June 19, 2009

Printed: B. Nicholas Harvey		Title: Chairman, President, Chief Executive Officer

Exhibit A

WORK PLAN SUMMARY

Objective:

The objective of the work plan is to develop two additional BA-058 sMTS patch formulations and processes ([*] and [*] µg/array), and to prepare four strengths of product ([*], [*], [*], [*] µg/array) plus a placebo to be utilized by Radius to complete preclinical tox evaluations and a Phase I clinical study.

Deliverables:

•                  Shipment of 4 distinct formulations/strengths of BA-058 sMTS (Ex Works 3M’s site) for preclinical toxicology studies and a Phase I clinical POC study ([*], [*], [*], [*]µg/array)

•                  Shipment of a representative placebo sMTS (Ex Works 3M’s site) for preclinical toxicology studies and a Phase I clinical POC study

•                  Data to support the stability of key formulations of the product through the time needed to conduct the Phase I clinical POC study

•                  Data to support the stability of key formulations of the product through the proposed shelf life of the product (up to 2 years)

•                  On-site training support for clinicians for application of the sMTS

•                  3M shall establish and maintain proprietary Drug Master Files (DMFs) including information on the components, coating and manufacturing processes sufficient to support regulatory filings in the U.S. and Canada.  A right of reference to 3M’s DMFs will be granted to Radius to support regulatory filings in the U.S. and Canada.  Outside the U.S., 3M will provide Radius with nonconfidential information from the DMFs necessary to support regulatory filing in said country

•                  Formulation information sufficient to support regulatory filings in the U.S. and Canada

Timing:

The overall time estimate from start of Stage 3 to shipment of clinical supplies for the Phase I study is estimated to be [*] months.

This estimate assumes initiation of the Phase I trial as soon as possible following the preclinical tox study.  The estimate does not include timing associated with the in-vivo portion of the preclinical toxicology study.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Assumptions of the work plan:

•                  Lot sizes for BA058-sMTS drug product not to exceed [*] GMP-grade units; lot size for placebo unit not to exceed [*] units.

•                  The starting formulation (BA-058 + excipients) will be provided to 3M by Radius, sterile and in a form compatible with aseptic processing unless the formulation is determined to be stable through terminal sterilization.

•                  Radius will be responsible for executing all elements (protocols, regulatory filings, conduct) of the GLP toxicology studies.

•                  Radius will be responsible for executing all elements (protocols, regulatory filings, conduct) of the Phase I trial.

•                  Work plan assumes the use of the POC MTS applicator system and patch design.

•                  Timing required for conducting the GLP toxicology studies is not included in the estimate; timing assumes the Phase I trial will start as soon as possible following the toxicology studies.

•                  If results determine that additional doses of BA058-sMTS arrays are needed, additional costs and time may be incurred.

•                  Quantity of BA-058 required to perform the work plan is to be determined.

•                  sMTS patches for use in the POC clinical study will be bulk labeled by 3M and provided to Radius for further labeling according to the requirements of the clinical protocol.

•                  The clinical trial will be conducted in the United States or Canada under an IND sponsored by Radius.  Stability studies on key formulations will be a maximum of [*] months in length; the stability report will be completed within [*] months of the completion of the stability study.

•                  If results from Stage 2 of the feasibility agreement indicate, the supplies will be terminally sterilized.

Stage 3: Formulation development, preparation of toxicology and clinical supplies

Summary:  3M will develop 2 additional doses of BA058-sMTS ([*] and [*] µg/array), manufacture toxicology supplies and GMP supplies for shipment to Radius for preclinical toxicology testing and for a Phase I clinical study.  3M will write and submit DMF(s) for reference by Radius and contribute documentation needed to support a pre-IND and IND filing.  3M will also run the supporting stability studies with these studies going out to 2 years for key doses.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

3M Tasks

Develop and optimize 2 additional BA058-sMTS products ([*] and [*] µg/array)

Complete experiments to demonstrate BA058 release in vivo in selected animal model

Agree with Radius on study design for preclinical toxicology evaluation; consult with Radius on clinical study protocol and with the clinical site for aspects related to sMTS application

Adapt and verify BA-058 patch manufacturing processes, as required

Finalize specifications and methods for array patch and applicator supplies

Develop and verify low bioburden or terminal sterilization mfg. approach; verify supplies meet low bioburden or sterility criteria, as applicable

Draft and approve protocols for assembly, sterilization, formulation, coating, and bulk packaging of supplies; write methods and specifications to characterize toxicology supplies and Phase I supplies

3M/Radius to finalize specifications for BA-058 s-MTS selected formulations

Complete raw material/component clearances, including API

Provide sterile ready to coat formulation (BA058+excipients).

Mold arrays, manufacture and characterize for toxicology studies and Phase I study

Manufacture and ship toxicology and clinical supplies to Radius (FOB)

Initiate screening stability studies on selected formulations

Provide Certificate of Conformance and Certificate of GMP compliance along with shipment of BA058-sMTS product

Provide chemistry, manufacturing and controls (CMC) information pertaining to BA058-sMTS formulation.  Write and provide documents describing manufacturing process for regulatory submissions. 3M to provide Radius with letters of authorization to reference 3M DMFs describing the device manufacture and coating processes.

Perform stability studies on select doses ([*] months for all doses; up to [*] months for [*] key doses)

Radius Tasks

Develop regulatory strategy

3M/Radius to finalize specifications and methods for selected formulations and final products

3M/Radius to agree on stability testing plan

Design and perform GLP toxicology studies

Receive, label and provide final product clearance of Phase I clinical supplies

Author Investigators Brochure, pre-IND and IND submission

Write clinical protocol, define safety and efficacy endpoints

Execute or oversee the Phase I clinical study

Exhibit B

Change Order Form

Change order under Agreement dated: [add title and date of agreement]

Between:

Project Name:

Change requested by:

Name:

Company:

Date:

Description of change: [Include details here of the task changes or additions and any change in timelines and/or fees, with reference to the original tasks, timeline or fees where applicable.  These details may be attached as a schedule to this change order.]

In all other respects, the terms and conditions of the Agreement remain in full force and effect.

Requested task, dates and costs are approved by:

RADIUS HEALTH, INC.:	3M COMPANY:
Name:	Name:
Signature:	Signature:
Position:	Position:
Date (dd/mm/yy):	Date (dd/mm/yy):

Exhibit C

Estimated Costs by Stage

Stage	Timing	Program Cost Estimate

Stage 3 — Formulation development, Preparation of Toxicology and Clinical Supplies	[*] month	$[*] - $[*]

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.